Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                  Contact: Paul Knopick

                                                                                                                                                                                                                  888-795-6336

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ITRONICS PROVIDES OPERATIONS UPDATE, OUTLOOK FOR 2015

-- 2014 FULL YEAR FINANCIAL RESULT --

RENO, Nevada, April 2, 2015 -- Itronics Inc. (OTC:ITRO) reported today its 2014 sales of $1.87 million decreased by 14 percent from 2013 sales of $2.19 million, primarily due to a reduction in silver sales while its refinery is being upgraded. GOLD’n GRO fertilizer sales stabilized in 2014 with a one percent increase compared to 2013. The Company believes sales could increase by more than 10 percent in 2015 based on stable GOLD’n GRO fertilizer sales in California and a second quarter restart of silver bullion sales as the Company’s silver refinery technology upgrade nears completion.

2015 Operations Update and Outlook

Itronics process technologies use spent photo-liquids as raw materials and completely convert the waste to commercial goods. The Company is developing its technologies for recovery of zinc from zinc oxide bearing solid waste streams such as brass mill flue dusts, EAF dust produced by steel mini-mills, and various types of silver and zinc-bearing batteries. The zinc recovered from zinc oxide bearing materials and minerals will be used in the manufacture of GOLD’n GRO zinc micronutrient fertilizers and for production of high purity zinc products.

The Company has discovered that one of its fertilizers is able to leach silver from the silver bearing glass slag produced by its refining operations. The Company is conducting tests to determine if the fertilizer (KAM-Thio) is able to neutralize cyanide and whether it is able to leach silver and gold from silver-gold mine tailings. Theoretical calculations indicate that if the KAM-Thio works for cyanide neutralization and simultaneous residual silver and gold recovery, the residual liquids may be suitable for use as fertilizer for mine site remediation. The KAM-Thio formulation has been proven effective for fertilizer use through many years of field testing followed by more than 10 years of commercial use in agriculture.

GOLD’n GRO fertilizers: Our current 2015 outlook is that sales may increase by up to five percent compared to 2014 assuming weather and related agricultural cropping patterns in our California markets are similar to 2014. There could be a larger increase if certain new product sales efforts that are underway by our distributor continue to gain acceptance with our large customers.

Silver Production: Itronics’ silver refinery technology upgrade is progressing well. Silver bullion sales are expected to resume in the second quarter of 2015. The new electric furnace control technology is operational and early results indicate that electrical power savings in excess of 35 percent may be achieved. Total investment in this project will be approximately $100,000.

The expected energy savings of more than 35 percent will directly reduce the cost of silver bullion production, a major benefit. Significant improvements in reliability, and maintenance cost savings are expected as a direct result of upgrading the electric furnace technology. One of our electric furnaces is now operational and is demonstrating these savings.

The new electrical control system for the electric furnaces is "proven state-of-the art" technology and makes it possible to accurately control chemical reactions at specific temperatures in the furnaces. This is an important part of the new Itronics Silver Refining Process and makes it possible to use the electric furnaces as "High Temperature Chemical Reactors" up to maximum temperatures exceeding 2,100 degrees Fahrenheit, the temperature of molten lava. Additional improvements that may reduce operational maintenance expenses and improve furnace reliability have been identified and are being evaluated for installation in 2015.

The Company’s FeLix, SuLix, and ZinLix leaching technology is ready for another scale up so that a larger quantity of materials can be processed prior to passing them to refining for silver separation and purification. Capital will be invested in 2015 in a new, larger prototype chemical reactor system for leaching and in improving electrical distribution and power stabilization for the R & D work area in the plant. Total capital required to complete this project is expected to be in the range of $50,000 to $75,000.

The leaching technology is "cost saving" by providing recovery of nutrient materials for sale in GOLD’n GRO fertilizer and by reducing the amount of material being sent to the refining furnaces for silver bullion recovery. Currently about 60 percent of the material previously sent to refining is being recovered for sale in GOLD’n GRO fertilizers. The leaching technology is reducing the cost of goods for GOLD’n GRO fertilizer production and it is reducing the refining cost for silver bullion production. As such, it is proving to be a profitable development for Itronics by increasing net cash flow from silver refining operations.

KAM-Thio Development: The KAM-Thio project is now a high priority development for the Company. Laboratory testing has demonstrated that the product has the ability to recover silver from silver-bearing glass produced by the refining operation. Testing in cooperation with an outside laboratory is underway to determine if the liquid is able to neutralize cyanide, and to simultaneously leach silver and gold from the tailings. If the KAM-Thio is able to neutralize cyanide and to leach silver and gold from the tailings, it will be a new, environmentally safe product that can be used for mine site remediation. It will also provide year round processed photo-liquid based sales for Itronics which will stabilize annual sales and expand and stabilize silver recovery from processing photo-liquids for use as manufacturing raw materials for KAM-Thio production.

Zinc Flue Dust Process Development: Work on the Zinc Flue Dust processing technology (ZinLix process) continued on a laboratory scale in 2014. During the year a decision was made to test whether metallic zinc could be recovered by electrowinning from the zinc enriched liquid produced by leaching the zinc oxide from the flue dust. A bench top experimental electrowinning cell was constructed in the fourth quarter and intermittent testing is now underway. The electrowinning cell is now able to produce zinc powder reliably. This is another significant breakthrough in our technology development.

The electrowinning cell design is the critical path item in expanding the zinc recovery technology to commercial scale. The Company’s plan is to expand the electrowinning development by building a series of increasing larger "pilot scale" electrowinning cells until stable optimized operating results are achieved. After that a pilot plant flow sheet will be developed that can be progressively expanded to develop the operating information required to support design of a large commercial scale zinc refining plant. The ability to produce zinc metal by electrowinning will make it possible for the Company to begin non-seasonal production of zinc metal powder or zinc metal ingots, a major benefit for reducing the seasonality of Itronics’ sales and for diversifying the business by expanding the use of its technologies.

The Company has already demonstrated that its ZinLix process is able to produce zinc enriched liquids that are suitable for use in manufacturing GOLD’n GRO zinc micronutrient fertilizers. The Company needs to be able to sell the zinc throughout the year before it can make supply agreements with zinc flue dust waste generating companies since the waste is produced throughout the year in volumes that are too large for storage for seasonal use.

Battery Recycling Evaluation: The Company has been presented an opportunity to evaluate the feasibility of using the electricity generating contents of silver batteries and "non-rechargeable" alkaline batteries as a source of raw material for use in manufacturing the GOLD’n GRO fertilizers and for silver production. These batteries contain potassium, zinc, and manganese which may be recoverable using the Itronics ZinLix leaching technology and are raw materials needed for manufacturing GOLD’n GRO fertilizers. If the ZinLix process works, it will provide a stable lower cost domestic source of critical raw materials needed for GOLD’n GRO manufacturing and would represent another technological breakthrough for the Company. A decision has been made to "fast track" an evaluation to determine whether the ZinLix technology will work. If it does, then a project will be initiated to develop the ability to use this battery waste as a raw material source in future years for GOLD’n GRO fertilizer manufacturing and for non-seasonal silver, zinc, and manganese product sales.

Photo-liquid Supply: Receipts of silver-bearing photographic liquids continue to be more than sufficient to meet the requirements for on-going and expanded GOLD’n GRO fertilizer sales and are expected to continue to be more than adequate. The switch to digital image capture and transfer in the photography segment has stabilized with continuing silver halide technology use for photo print production and for production of X-rays for industrial and medical archiving purposes. This on-going use of silver halide technology is expected to continue.

Energy Saving Technology: About half of the lighting retrofit project started in 2014 was completed. A rebate of about 40 percent of the investment cost was received from NV Energy. Electrical power cost savings are expected to repay the balance of the investment in less than six months. The rest of the lighting retrofit project is planned for completion in 2015. Estimated electrical power cost savings from this overall project are expected to exceed 40 percent on an on-going basis.

The refinery electrical system and furnace power control system upgrade is an energy saving project. Net electrical energy savings from this project are expected to be in the range of 35 to 60 percent. The Company anticipates that it will receive an energy savings rebate for the refinery electrical project from NV Energy once it is completed and the power savings are documented.

The Zinc Flue Dust Process is energy saving. The savings will be documented and reported once the technology is more advanced in its development, but are expected to be in the range of 20 to 40 percent compared to conventional technology.

Auric Fulstone Project: The Company is working with a finance group to acquire funding through joint venture to develop the Auric Fulstone IOCG project. The Company recently announced that it has discovered the presence of surface high grade silver bearing zinc oxide mineralization within the Auric Fulstone claim block.

Mining Technical Services: The Company has one on-going mining consulting project and is developing plans to expand service capabilities if Auric Fulstone project financing is obtained, and to support KAM-Thio mining application development.

2014 Sales Results

Unaudited Revenues for the fourth quarter, and full year ended December 31, 2014 together with comparative figures for 2013 are presented below:

ITRONICS INC.

	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
	2014	2013	2014	2013
REVENUE
Fertilizer	$255,728	$287,033	$1,712,181	$1,696,076
Silver	$ 861	$ 42,509	$ 3,293	$ 222,661
Photo Services	$ 12,571	$ 17,678	$ 45,206	$ 59,136
Mining Tech Services	$ 15,317	$ 33,020	$ 112,475	$ 212,528

TOTAL REVENUES	$284,477	$380,240	$1,873,155	$2,190,401

Dr. John Whitney, Itronics President commented: "While 2014 continued to present many challenges, the Company was able to announce two breakthrough technology developments in the first quarter of 2014 and one new technology development in the 2015 first quarter that are the result of on-going application development work. The Company also announced the discovery of surface high grade silver bearing zinc oxide at the Auric Fulstone Project. During 2014 we made progress in developing our understanding of the geology for the Fulstone Project, including the discovery that surface silver bearing zinc mineralization is present, but field work was minimized due to the difficult funding market."

About Itronics

Headquartered in Reno, Nevada, Itronics is a cleantech specialty liquid fertilizer Company which produces silver bullion. It owns a large Iron Oxide Copper Gold (IOCG) mineral property (the Auric Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada. The Company’s goal is to achieve profitable clean technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and use of metals and minerals.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only Company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photo-liquids into pure silver and GOLD’n GRO liquid fertilizers. The Company is also developing environmentally compatible mining technology Itronics has received numerous domestic and international awards that recognize its ability to successfully use science and engineering to create and implement new environmentally clean recycling and fertilizer technologies.

The Company’s environmentally friendly GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)